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Ford Fusion Posts Best June Ever; Ford Transit Connect Achieves Best Month Ever, as New Transit Van Sales Begin

•	Fusion has best June sales results since its launch in 2005

•	Transit Connect posts its best-ever monthly sales results

•	Ford initiates sale of its all-new Transit van

•	Ford Motor Company U.S. sales of 222,064 vehicles for June decline 6 percent compared with last year

DEARBORN, Mich., July 1, 2014 – Ford Motor Company June 2014 U.S. sales of 222,064 vehicles declined 6 percent from a year ago. Retail sales of 145,989 vehicles declined 5 percent, while fleet sales of 76,075 vehicles declined 7 percent.

“Both the Fusion and Transit Connect set records in June, continuing their sales momentum,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “F-Series again topped 60,000 sales and is tracking to our inventory plan with the lowest incentives among the major players in the segment.”

Fusion sales totaled 27,064 vehicles last month – a best-ever June performance. Fusion retail sales are up 22 percent and 14 percent overall. Fusion continues to outperform in the West, with retail sales up 24 percent in that region.

Transit Connect posted a best-ever sales month, following record sales in May. Transit Connect sales totaled 4,573 vehicles – a 29 percent gain over 2013. Retail sales increased 55 percent, with strong sales coming from Transit Connect Wagon.

Deliveries of Ford’s all-new Transit van began at the end of June, with total sales of 490 vehicles.

Lincoln sales were down 3 percent, with 7,271 vehicles sold in June, as the new MKC begins to arrive in showrooms. Lincoln sales are up 16 percent year-to-date through June, a trend that is expected to accelerate as the MKC launch ramps up during the next few months.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 183,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

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Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.